Exhibits 5.2 and 23.2

OPINION OF TIMOTHY KIM, ESQ.

October 8, 2024

Exxon Mobil Corporation

22777 Springwoods Village Parkway

Spring, Texas 77389-1425

Ladies and Gentlemen:

I am Counsel—Corporate of Exxon Mobil Corporation, a New Jersey corporation (the “Company”). The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-270460) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain debt securities, including $171,968,000 aggregate principal amount of its Floating Rate Notes due 2074 (the “Securities”). The Securities are to be issued pursuant to the provisions of an indenture dated as of March 20, 2014 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture dated as of June 26, 2020 between the Company and the Trustee, and as further supplemented by an officer’s certificate of the Vice President, Treasurer and Investor Relations of the Company dated October 8, 2024 (together, the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement dated October 4, 2024 among the Company and the several underwriters named therein. The Indenture and the Securities are herein referred to as the “Documents.”

I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that:

1.

The Company is validly existing as a corporation in good standing under the laws of the State of New Jersey, and the Company has corporate power and authority to issue the Securities and to perform its obligations thereunder.

2.	The Indenture has been duly authorized, executed and delivered by the Company.

3.	The Securities have been duly authorized by the Company.

I am a member of the Bar of the State of Texas, and the foregoing opinion is limited to the New Jersey Business Corporation Act and the federal laws of the United States of America, except that I express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Davis Polk & Wardwell LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

I hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to my name under the caption “Validity of the Notes” in any prospectus supplement relating to the Securities which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Timothy Kim, Esq.

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